Exhibit 99.1

Description of Annual Incentive Program

I. Purpose and Administration:

This Annual Incentive Program (“AIP”) is designed to reward Diamond Foods, Inc. (the “Company” or “Diamond”) employees for their outstanding performance in support of Diamond’s business objectives and to align variable compensation with the financial performance of the Company.

The AIP is administered by the Committee. The Committee may prescribe, amend, or rescind rules, regulations, policies, interpretations, and guides as deemed appropriate for the proper and effective administration of the AIP. All decisions, determinations, and interpretations of the Committee will be final and binding. If the Committee determines that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, capital structure, or other conditions the Committee may modify the measures, objectives, or related awards as it deems appropriate in its discretion.

II. Eligibility:

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Each year, an employee (“Eligible Employee”) will be eligible to participate in the AIP if the employee (i) is employed as of May 1 in the fiscal year, (ii) is employed continuously through and including the last day of the fiscal year, except for an approved leave of absence and (iii) meets other eligibility criteria as may be established by the Compensation Committee (the “Committee”) or CEO from time to time. Eligibility to participate in the AIP one year does not guarantee eligibility in any following year, nor does participation in the AIP in any year guarantee payment of any award in such year.

III. Description:

A.	Bonus Potential. Each Eligible Employee is assigned a target bonus, which is a percentage (the “Target Bonus Percentage”) of base salary, and a maximum bonus, which is a percentage (the “Max Bonus Percentage”) of base salary. The Target Bonus Percentage and Max Bonus Percentage each is subject to adjustment at the sole discretion of the Company or the Committee. Each Eligible Employee’s target incentive bonus (the “Target Bonus”) is equal to the Target Bonus Percentage multiplied by such employee’s base salary, and the maximum incentive bonus (the “Max Bonus”) is equal to the Max Bonus Percentage multiplied by such employee’s base salary. The Target Bonus Percentages and Max Bonus Percentages for each category of employee are subject to adjustment by the Company and the Committee.

Each year, the AIP will be funded based on the level of performance achieved by the Company against one or more financial objectives (the “AIP Metrics”) established by the Committee at the beginning of each fiscal year. The AIP Metrics will be one or more company-wide financial metrics and may relate to, without limitation, EBITDA, revenues, gross margin, gross profit, operating margin, operating profit, earnings growth, earnings per share, and non-GAAP calculations of any such metrics, at the sole discretion of the Committee.

B.	Bonus Pool Funding. The AIP pool funds as follows:

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The AIP pool would be funded at the target level (the “Target Funding”) if the target level of performance (“Target Performance”) against the AIP Metrics is achieved by the Company. The Target Funding is calculated as the sum of all Eligible Employee’s Target Bonuses.

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The AIP pool begins to fund at a threshold level (the “Threshold Funding”) only if a threshold level of performance (“Threshold Performance”) against the AIP Financial Metrics is achieved by the Company. The Threshold Funding amount will be a portion of the Target Funding amount and will be established by the Company and the Committee each year.

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The AIP pool would fund at a maximum level (the “Max Funding”) if a maximum level of performance (“Max Performance”) against the AIP Financial Metrics is achieved by the Company. The Max Funding amount is 200% of the Target Funding amount, and the determination of what constitutes Max Performance will be established by the Company and the Committee each year.

•	In between the Threshold Performance, Target Performance and Max Performance levels, the level of funding increases as established by the Company and the Committee each year.

•	The Company and the Committee retain discretion to limit funding in the event of extraordinary events.

C.	Bonus Pool Allocation. Once the aggregate amount of AIP pool funding is established, the pool is allocated to each department of the Company based on the ratio of (i) the total Target Bonus of the Eligible Employees in such department to (ii) the total Target Bonus of all Eligible Employees in the Company.

Each Eligible Employee will then be awarded a bonus from the AIP pool allocated to his or her department (the “Departmental Pool”). Each year, the Company and the Committee will determine the mix of corporate and/or individual or departmental objectives that must be achieved for an Eligible Employee to receive a bonus from the Departmental Pool. The Company may reallocate funds between Departmental Pools.

For all but the Section 16 Officers, 50% of an employee’s bonus is based on the Company’s performance against specific metrics that determine whether the pool will be funded. The other 50% of an employee’s bonus is based on performance against 3-5 individual goals. For Section 16 Officers, 60% of their bonus is based on the Company achieving the performance goals and 40% on individual goals.

Each Eligible Employee will receive a rating (the “Performance Rating”) based on the employee’s contributions toward overall company and individual or departmental objectives, which will be used to determine the amount of such employee’s bonus. The Performance Rating is based on a 1 to 5 scale, with 1 representing failure to meet expectations, 3 representing meeting expectations and 5 representing exceeding expectations. Eligible Employee’s with a Performance Rating of 1 or 2may receive little or no bonus

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The objectives against which an Eligible Employee may be measured may include, without limitation, corporate goals (such as revenues, gross margin, gross profit, operating margin, earnings growth, earnings per share, and non-GAAP calculations of any such metrics), departmental goals (such as category business team or functional goals relating to accomplishment of strategic initiatives, brand or category financial performance, market share, revenue, profitability, cost efficiency, products, brand equity, human capital or other goals) or individual goals as determined in conjunction with the Eligible Employee’s manager. The company and individual performance objectives are confidential information to be treated as such under company policies.

IV. Payment of Bonus:

Bonuses under the AIP will be paid after the end of the fiscal year, unless otherwise determined by the Committee. Award payments are subject to withholding for all applicable taxes. Employee agrees to pay any taxes owed on any benefits provided pursuant to the AIP.